Exhibit 99.1
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200
For Immediate Release
Executive Contact:
Robert C. Atkinson
Vice President-Investor Relations
Chico’s FAS, Inc.
(239) 274-4199
Chico’s FAS, Inc. Reports Fourth Quarter Earnings Per
Share of $0.12 vs. $0.10
•	Net sales increased 9.0% to $475 million with direct-to-consumer sales increasing 47%

•	Fiscal 2010 diluted EPS increased 64% over fiscal 2009

•	Company raises quarterly dividend to $0.05 per share
     Fort Myers, FL - February 23, 2011 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2010 fourth quarter and fiscal year ended January 29, 2011.
Net Income and Earnings per Share
     The Company reported net income of $20.7 million, or $0.12 per diluted share, for the fourth quarter compared to net income of $17.5 million, or $0.10 per diluted share, for last year’s fourth quarter.
     For the fiscal year ended January 29, 2011, the Company reported net income of $115.4 million, or $0.64 per diluted share, compared to net income of $69.6 million, or $0.39 per diluted share, reported for the same period last year. Excluding impairment charges recorded in both years, the Company’s net income was $116.6 million, or $0.65 per diluted share, for fiscal year 2010 compared to net income of $79.2 million, or $0.44 per diluted share, for the same period last year.
Sales
     Net sales for the fourth quarter increased 9.0% to $475.0 million from $435.7 million in last year’s fourth quarter. Consolidated comparable store sales for the current quarter increased 1.1%, with the Chico’s/Soma Intimates and White House | Black Market (“WH|BM”) brands’ comparable sales increasing 1.2% and 0.9%, respectively. Including direct-to-consumer (“DTC”) sales, consolidated comparable sales increased 4.5% for the fourth quarter.
     For fiscal 2010, consolidated comparable store sales increased 6.3%, with the Chico’s/Soma and WH|BM brands’ comparable sales increasing 5.4% and 8.4%, respectively. Including DTC sales, consolidated comparable sales increased 8.3% for fiscal 2010.

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     Beginning in fiscal 2011, the Company will report comparable sales inclusive of DTC. Since the Company has moved to a pooled inventory effort to support stores and DTC accompanied by cross-channel marketing initiatives, it has become increasingly difficult to discern a portion of our sales that should be credited to the appropriate channel. This further supports the Company’s 2010 reporting change to report total sales by brand as opposed to stores volume by brand versus the DTC channel.
Gross Margin
     Gross margin for the fourth quarter, expressed as a percentage of net sales, decreased 140 basis points to 53.2% from 54.6% in last year’s fourth quarter. The gross margin rate decrease was primarily attributable to higher markdowns at WH|BM frontline stores and additional promotional activity in the DTC channel. However, the decrease in the gross margin rate was partially offset by improved margins at outlet stores mainly due to increased penetration of made-for-outlet product.
Selling, General and Administrative Expenses
     Selling, general and administrative expenses (“SG&A”) for the fourth quarter increased $10.2 million, or 4.8%, over last year’s fourth quarter primarily due to higher store and direct operating costs associated with 71 net new stores opened since the end of last year accompanied by a $4.4 million planned increase in marketing expenses. As a percentage of net sales, however, SG&A for the fourth quarter decreased 180 basis points compared to last year’s fourth quarter.
     Store and direct operating expenses increased by $6.2 million over last year’s fourth quarter primarily due to increases in store-level promotions as well as higher store labor and occupancy expenses associated with the 71 net new stores over last year. Expressed as a percentage of net sales, store and direct operating expenses decreased 180 basis points.
     Marketing expenses increased $4.4 million over last year’s fourth quarter primarily due to planned e-marketing initiatives across all three brands. As a percentage of net sales, marketing expenses increased 50 basis points compared to last year’s fourth quarter.
     National Store Support Center (“NSSC”) expenses, including corporate and other non-brand specific expenses, increased slightly from last year’s fourth quarter. As a percentage of net sales, NSSC expenses decreased by 30 basis points compared to last year’s fourth quarter.
     Within SG&A for the fourth quarter, the Company recorded approximately $2.6 million of incremental bonus versus none for the prior year as the Company achieved its maximum bonus target by the end of third quarter last year.
Inventories
      End of quarter inventory increased $21.3 million. However, excluding an incremental $8.5 million of in-transit inventories this year over last year, primarily due to the Company’s decision to shift to more ocean shipments instead of air, inventory per selling square foot would have been $54 versus $53 at the end of the prior year, an increase of 2.7% compared to last year.
Cash Flow
     Net cash provided by operating activities for fiscal 2010 increased by $24.3 million over last fiscal year primarily due to higher net income partially offset by an increase in

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inventory investment. For fiscal 2010, the Company invested $73.0 million in capital expenditures compared to $67.9 million in fiscal 2009.
Dividend Increase
     The Company also announced that the Board of Directors approved a quarterly dividend of $0.05; an increase of 25% over the prior quarterly dividend of $0.04 per common share. The new quarterly dividend of $0.05 for the first quarter of fiscal 2011 will be payable on March 28, 2011 to Chico’s FAS shareholders of record at the close of business on March 14, 2011. The Company declared its first cash dividend in February 2010.
2011 Outlook
     The Company is targeting 2011 net sales to increase at a low teen percentage rate, largely from the net addition of 100 to 110 stores by the end of the year. Chico’s FAS also expects the gross margin rate to increase slightly, moderated by what are expected to be higher sourcing and merchandise costs, primarily in the back half of 2011. SG&A expense dollars are expected to increase at a rate less than that of net sales, but the Company also expects SG&A as a percentage of net sales to decrease by approximately 150 basis points.
     Capital expenditures for fiscal 2011 are expected to range between $110 and $120 million compared to 2010 capital expenditures which totaled $73.0 million. The capital spend for fiscal 2011 contemplates the net new store growth as well as continued enhancements of the Company’s information technology systems and other infrastructure costs including DTC automation.
Annual Analyst Day
     Chico’s FAS, Inc. will host its annual meeting with security analysts on Tuesday, March 1, 2011 beginning at 8:00 a.m. E.S.T. at its Fort Myers, Florida National Store Support Center. The meeting is being webcast live over the Internet by Thomson Street Events and is being delivered over Thomson Street’s investor distribution network. Individual investors can listen to the webcast at www.earnings.com. Institutional subscribers can access the webcast at www.streetevents.com. The webcast will also be available at the Events Calendar page of the Chico’s FAS, Inc. corporate website, www.chicosfas.com. An audio archive of the webcast will be available following the live event.
ABOUT CHICO’S FAS, INC.
     The Company is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,152 specialty stores, including stores in 48 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico.
     The Chico’s brand currently operates 596 boutique and 65 outlet stores, publishes a catalog during key shopping periods throughout the year, and conducts e-commerce at www.chicos.com.
     White House | Black Market currently operates 342 boutique and 21 outlet stores, publishes a catalog highlighting its latest fashions and conducts e-commerce at www.whbm.com.
     Soma Intimates is the Company’s developing concept with 120 boutique stores and 8 outlet stores today. Soma Intimates also publishes a catalog for its customers and conducts e-commerce at www.soma.com.

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
     For more detailed information on Chico’s FAS, Inc., please go to our corporate website, www.chicosfas.com.
(Financial Tables Follow)

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Chico’s FAS, Inc.
Consolidated Statements of Income
(in thousands, except per share amounts)

	Fifty-Two Weeks Ended				Thirteen Weeks Ended
	January 29, 2011		January 30, 2010		January 29, 2011		January 30, 2010
	(Unaudited)				(Unaudited)		(Unaudited)
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales:
Chico’s/Soma Intimates	$1,314,649	69.0	$1,196,729	69.9	$320,660	67.5	$294,679	67.6
White House | Black Market	590,305	31.0	516,421	30.1	154,314	32.5	141,051	32.4

Net sales	1,904,954	100.0	1,713,150	100.0	474,974	100.0	435,730	100.0

Cost of goods sold	836,379	43.9	753,409	44.0	222,251	46.8	197,697	45.4

Gross margin	1,068,575	56.1	959,741	56.0	252,723	53.2	238,033	54.6

Selling, general and administrative expenses:

Store and direct operating expenses	673,142	35.3	647,040	37.8	170,738	36.0	164,559	37.8

Marketing	102,481	5.4	78,075	4.5	23,462	4.9	19,099	4.4

National Store Support Center	114,002	6.0	111,447	6.5	26,968	5.7	26,324	6.0

Impairment charges	1,868	0.1	15,026	0.9	1,046	0.2	2,000	0.4

Total selling, general and administrative expenses	891,493	46.8	851,588	49.7	222,214	46.8	211,982	48.6

Income from operations	177,082	9.3	108,153	6.3	30,509	6.4	26,051	6.0

Interest income, net	1,712	0.1	1,693	0.1	385	0.1	357	0.1

Income before income taxes	178,794	9.4	109,846	6.4	30,894	6.5	26,408	6.1

Income tax provision	63,400	3.3	40,200	2.3	10,200	2.1	8,900	2.1

Net income	$115,394	6.1	$69,646	4.1	$20,694	4.4	$17,508	4.0

Per share data:

Net income per common share-basic	$0.65		$0.39		$0.12		$0.10

Net income per common & common equivalent share—diluted	$0.64		$0.39		$0.12		$0.10

Weighted average common shares outstanding—basic	176,778		177,499		176,029		177,950

Weighted average common & common equivalent shares outstanding—diluted	178,034		178,858		177,197		179,509

Dividends declared per share	$0.16		—		$0.04		—

In its first quarter 10-Q filing, the Company disclosed that it had begun applying the 2-class method for calculating earnings per share.

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Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	January 29,	January 30,	January 31,
	2011	2010	2009
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$14,695	$37,043	$26,549
Marketable securities, at fair value	534,019	386,500	242,153
Receivables	3,845	3,922	33,993
Income tax receivable	6,565	312	11,706
Inventories	159,814	138,516	132,413
Prepaid expenses	26,851	24,023	21,702
Deferred taxes	10,976	9,664	17,859

Total Current Assets	756,765	599,980	486,375

Property and Equipment:
Land and land improvements	42,468	21,978	18,627
Building and building improvements	89,328	82,169	74,998
Equipment, furniture and fixtures	428,217	388,392	376,218
Leasehold improvements	426,141	412,834	418,691

Total Property and Equipment	986,154	905,373	888,534
Less accumulated depreciation and amortization	(468,777)	(383,844)	(327,989)

Property and Equipment, Net	517,377	521,529	560,545

Other Assets:
Goodwill	96,774	96,774	96,774
Other intangible assets	38,930	38,930	38,930
Deferred taxes	964	36,321	38,458
Other assets, net	5,211	25,269	5,101

Total Other Assets	141,879	197,294	179,263

	$1,416,021	$1,318,803	$1,226,183

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$106,665	$79,219	$56,542
Accrued liabilities	94,852	95,862	88,446
Current portion of deferred liabilities	19,760	19,625	18,659

Total Current Liabilities	221,277	194,706	163,647

Noncurrent Liabilities:
Deferred liabilities	129,837	142,179	160,340

Stockholders’ Equity:
Common stock	1,779	1,781	1,771
Additional paid-in capital	282,528	268,109	258,312
Retained earnings	780,212	711,624	641,978
Other accumulated comprehensive income	388	404	135

Total Stockholders’ Equity	1,064,907	981,918	902,196

	$1,416,021	$1,318,803	$1,226,183

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Chico’s FAS, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Fifty-Two Weeks Ended
	January 29,	January 30,
	2011	2010
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$115,394	$69,646

Adjustments to reconcile net income to net cash provided by operating activities — Depreciation and amortization	94,113	96,372
Deferred tax expense	32,501	5,647
Stock-based compensation expense	10,548	7,402
Excess tax benefit from stock-based compensation	(2,655)	(3,194)
Impairment charges	1,868	15,026
Deferred rent expense, net	(9,147)	(12,075)
Loss on disposal of property and equipment	1,217	1,372
(Increase) decrease in assets — Receivables, net	77	4,237
Income tax receivable	(6,253)	11,394
Inventories	(21,298)	(6,103)
Prepaid expenses and other	(2,770)	(2,489)
Increase (decrease) in liabilities — Accounts payable	27,446	22,677
Accrued and other deferred liabilities	(1,415)	5,458

Total adjustments	124,232	145,724

Net cash provided by operating activities	239,626	215,370

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(579,488)	(590,223)
Proceeds from sale of marketable securities	431,953	446,146
Purchases of property and equipment	(73,045)	(67,920)

Net cash used in investing activities	(220,580)	(211,997)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	3,648	4,857
Excess tax benefit from stock-based compensation	2,655	3,194
Dividends paid	(28,489)	—
Repurchase of common stock	(19,208)	(930)

Net cash (used in) provided by financing activities	(41,394)	7,121

Net (decrease) increase in cash and cash equivalents	(22,348)	10,494
CASH AND CASH EQUIVALENTS, Beginning of period	37,043	26,549

CASH AND CASH EQUIVALENTS, End of period	$14,695	$37,043

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SEC Regulation G — The Company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude impairment and certain other non-recurring charges, may provide a more meaningful measure on which to compare the Company’s results of operations between periods. The Company believes these non-GAAP results provide useful information to both management and investors by excluding certain expenses that impact the comparability of the results. A reconciliation of net income and earnings per diluted share on a GAAP basis to net income and earnings per diluted share on a non-GAAP basis is presented in the table below:
Chico’s FAS, Inc.
Non-GAAP to GAAP Reconciliation of Net Income and Diluted EPS
(in thousands, except per share amounts)

	Fifty-Two Weeks Ended		Thirteen Weeks Ended
	January 29,	January 30,	January 29,	January 30,
Net income:	2011	2010	2011	2010

GAAP basis	$115,394	$69,646	$20,694	$17,508
Add: Impact of impairment charges	1,868	15,026	1,046	2,000
Less: Tax effect on impairment charges	(662)	(5,499)	(345)	(674)

Non-GAAP adjusted basis	$116,600	$79,173	$21,395	$18,834

Net income per diluted share:

GAAP basis	$0.64	$0.39	$0.12	$0.10
Add: Impact of impairment charges, net of tax	0.01	0.05	0.00	0.00

Non-GAAP adjusted basis	$0.65	$0.44	$0.12	$0.10

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Chico’s FAS, Inc.
Boutique Count and Square Footage
As of January 29, 2011

	As of	New		As of
	10/30/2010	Stores	Closures	1/29/2011
Store count:

Chico’s frontline boutiques	598	—	(1)	597
Chico’s outlets	60	3	—	63
WH|BM frontline boutiques	344	1	(3)	342
WH|BM outlets	20	1	—	21
Soma frontline boutiques	114	6	—	120
Soma outlets	8	—	—	8

Total Chico’s FAS, Inc.	1,144	11	(4)	1,151

				Remodels/
				Relos and
	As of	New		change in	As of
	10/30/2010	Stores	Closures	SSF	1/29/2011

Net selling square footage (SSF):

Chico’s frontline boutiques	1,608,907	—	(1,615)	(898)	1,606,394
Chico’s outlets	158,604	7,424	—	95	166,123
WH|BM frontline boutiques	712,081	2,326	(4,323)	396	710,480
WH|BM outlets	38,454	1,967	—	—	40,421
Soma frontline boutiques	232,840	13,797	—	51	246,688
Soma outlets	14,817	—	—	—	14,817
			[a] [a]aa[a][a][a][a]

Total Chico’s FAS, Inc.	2,765,703	25,514	(5,938)	(356)	2,784,923

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